UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A12B/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
CORE MOLDING TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	31-1481870
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

800 MANOR PARK DRIVE, COLUMBUS, OHIO	43228-0183
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class
is to be Registered
Preferred Stock Purchase Rights	NYSE MKT LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form related: N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note
This Form 8-A12B/A is filed to supplement and amend the information set forth in the Form 8-A12B of Core Molding Technologies, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on July 19, 2007.
Item 1. Description of Registrant’s Securities to be Registered.
On April 1, 2015, the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), amended the Stockholder Rights Agreement, by and between the Company and the Rights Agent, dated as of July 18, 2007 (collectively, the “Rights Agreement”), to change the Final Expiration Date (as defined in the Rights Agreement) of the Rights (as defined in the Rights Agreement) issued under the Rights Agreement from July 18, 2017 to April 1, 2015 (the “Amendment No. 1”). As a result of this amendment, effective as of the close of business on April 1, 2015, the Rights expired and are no longer outstanding and the Rights Agreement has terminated by its terms.
A copy of the Rights Agreement and a summary of its material terms, which was filed with the SEC on a Form 8-A12B on July 19, 2007, is incorporated herein by reference. The foregoing description of the Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to the Amendment No. 1, a copy of which is filed herewith as Exhibit 4(b)(1) and is incorporated herein by reference.

Item 2. Exhibits.

4(b)
Stockholder Rights Agreement, dated as of July 18, 2007, between Core Molding Technologies, Inc. and American Stock Transfer & Trust Company, LLC, which includes as Exhibit A thereto a Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Form of Summary of Rights to Purchase Preferred Stock (incorporated herein by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 19, 2007).

4(b)(1)	Amendment No. 1 to Stockholder Rights Agreement, dated as of April 1, 2015, between Core Molding Technologies, Inc. and American Stock Transfer & Trust Company, LLC.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
CORE MOLDING TECHNOLOGIES, INC.

By:	/s/ John P. Zimmer_____

Name:	John P. Zimmer

Title:	Vice President, Secretary, Treasurer and Chief Financial Officer
DATED: April 2, 2015

EXHIBIT INDEX

Exhibit No.    Description

4(b)
Stockholder Rights Agreement, dated as of July 18, 2007, between Core Molding Technologies, Inc. and American Stock Transfer & Trust Company, LLC, which includes as Exhibit A thereto a Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Form of Summary of Rights to Purchase Preferred Stock (incorporated herein by reference from Exhibit 4.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 19, 2007).

4(b)(1)	Amendment No. 1 to Stockholder Rights Agreement, dated as of April 1, 2015, between Core Molding Technologies, Inc. and American Stock Transfer & Trust Company, LLC.